SECURITIES, AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

SCHEDULE 14D−9

SOLICITATION/RECOMMENDATION STATEMENT
PURSUANT TO SECTION 14(d)(4) OF THE
SECURITIES EXCHANGE ACT OF 1934

ELAN CORPORATION, PLC
(Name of Subject Company)

ELAN CORPORATION, PLC
(Names of Person Filing Statement)

______________________________

Ordinary Shares, par value €0.05 each
(Title of Class of Securities)
______________________________

G29539106
(CUSIP Number of Class of Securities)
______________________________

American Depositary Shares, each representing one Ordinary Share
(Title of Class of Securities)
______________________________

284131208
(CUSIP Number of Class of Securities)
______________________________

William F. Daniel
Elan Corporation, plc
Treasury Building
Dublin 2, Ireland
011-353-1-709-4000

(Name, Address and Telephone Number of Person Authorized to Receive
Notice and Communications on Behalf of the Person Filing Statement)

Copies to:

Christopher T. Cox, Esq. Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 (212) 504-6000

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Exhibit No.	Document

99.1	Transcript of Earnings Conference Call dated April 24, 2013